Exhibit 99.1

June 12, 2009

Mr. Jeff Terrill

9556 E Cortez St.

Scottsdale, AZ 85260

Dear Jeff:

On behalf of NightHawk Radiology Holdings, Inc. (the “Company”), I am extremely pleased to invite you to become a member of the Company’s Board of Directors (the “Board”). It is our belief that your skills, expertise and knowledge will prove very helpful to the progress of the Company.

In connection with your service as a director, you will receive an initial restricted stock unit grant covering a number of shares of the Company’s common stock (the “Initial Grant”) with an initial value on the date of grant equal to approximately $125,000. The exact number of shares subject to the Initial Grant will be determined in accordance with the Board’s current equity grant policies. In addition, the Initial Grant will be made pursuant to the Company’s 2006 Equity Incentive Plan (the “Plan”). One-third (1/3) of the shares subject to the Initial Grant will vest on each of the three anniversaries of the effective date of the grant, subject to your continued service as a member of the Board.

Beginning at the Board meeting held in connection with the Company’s 2010 annual meeting of the stockholders, and at each annual meeting thereafter during your service on the Board, you may also receive an additional equity grant currently anticipated to be valued at approximately $125,000, with the number of shares and, if applicable, the exercise price (in the case of a stock option grant) to be determined in accordance with the Board’s then-existing equity grant policies (the “Annual Grant”).

The Initial Grant and the Annual Grant(s) will be subject to the terms and conditions of the Plan and the equity agreements evidencing the Initial Grant and the Annual Grant(s).

In addition to the grants described above, you will also receive cash compensation in the amount of $4,000 per quarter during your service as a Board member and an additional $1,000 for each board or committee meeting attended in person ($500 for meetings attended by telephone). Finally, you will also be reimbursed for all reasonable expenses incurred by you in connection with your services to the Company. All expense reimbursements will be in accordance with established Company policies.

The amount of compensation to be paid to you as a member of the Board, including any equity grants which you may be eligible to receive, shall be subject to adjustment from time to time as shall be recommended by the Board’s Compensation Committee and approved by the disinterested members of the Board.

Our Board meetings are generally held quarterly and we would hope that your schedule would permit you to attend all of the meetings in person. In addition, there may be telephonic calls to address special projects that arise from time to time.

Finally, as we have discussed, the Company will require your service on the Board’s Audit Committee and Nominating & Governance Committee.

June 12, 2009

In accepting this offer, you are representing to us that (i) you do not know of any conflict that would restrict you from becoming a director of the Company, (ii) you will not provide the Company with any documents, records or other confidential information belonging to any other parties and (iii) you qualify to serve as an independent member of the Board and as a member of the Board’s Audit Committee. Nothing in this offer or the equity agreement(s) should be construed to interfere with or otherwise restrict in any way the rights of the Company and the Company’s stockholders to remove any individual from the Board at any time in accordance with the provisions of applicable law.

We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating where indicated below and returning the executed letter to me at your earliest convenience.

This offer and your appointment to the Board will be subject to your completion of the Company’s standard background check as well as final approval by the Board.

We are looking forward to having you join the Company. We believe that your enthusiasm and past experience will be an asset to the Company and that you will have a positive impact on the organization. If you have any questions, please call me at (866) 400-4295.

Sincerely,

On behalf of the Board of Directors of
NightHawk Radiology Holdings, Inc.

/s/ David M. Engert
David M. Engert
President, Chief Executive Officer and member of the Board of Directors

AGREED AND ACCEPTED:
(subject to approval by the Board)

/s/ Jeff Terrill
Signature

June 12, 2009
Date